Filer:
  Company Data:
    Company Name:  Campbell Alternative Asset Trust

    IRS Number:  52-2238521
    State of Incorporation:  Delaware
    Fiscal Year End:  12/31

    Business Address:  210 W. Pennsylvania Avenue
                       Baltimore, Maryland  21204
    Business Phone:    410-296-3301

    Filing Values:
      Form Type:  424B3
      SEC File Number:  333-37548



                     CAMPBELL ALTERNATIVE ASSET TRUST
                      MONTHLY REPORT - December 2003
                                -----------



                  STATEMENT OF CHANGES IN NET ASSET VALUE
                  ---------------------------------------


Net Asset Value (23,679.808 units) at November 30, 2003          $ 31,249,841
Additions of 144.807 units on December 31, 2003                       199,490
Redemptions of (0.000) units on December 31, 2003                          (0)
Offering Costs                                                        (24,832)
Net Income (Loss) - December 2003                                   1,396,919
                                                                 ------------

Net Asset Value (23,824.615 units) at December 31, 2003          $ 32,821,418
                                                                 ============

Net Asset Value per Unit at December 31, 2003                    $   1,377.63
                                                                 ============



                         STATEMENT OF INCOME (LOSS)
                         --------------------------


Income:
  Gains (losses) on futures contracts:
    Realized                                                     $   (130,632)
    Change in unrealized                                              232,695
  Gains (losses) on forward contracts:
    Realized                                                        4,257,121
    Change in unrealized                                           (2,559,094)
  Interest income                                                      23,311
                                                                 ------------

                                                                    1,823,401
                                                                 ------------

Expenses:
  Brokerage fee                                                        88,561
  Performance fee                                                     337,291
  Operating expenses                                                      630
                                                                 ------------

                                                                      426,482
                                                                 ------------

Net Income (Loss) - December 2003                                $  1,396,919
                                                                 ============



                              FUND STATISTICS
                              ---------------


Net Asset Value per Unit on December 31, 2003                    $  1,377.63

Net Asset Value per Unit on November 30, 2003                    $  1,319.68

Unit Value Monthly Gain (Loss) %                                        4.39 %

Fund 2003 calendar YTD Gain (Loss) %                                   22.50 %



To the best of my knowledge and belief, the information contained herein is accurate and complete.



                                  /s/ Theresa D. Becks
                                  -----------------------------------------
                                  Theresa D. Becks, Chief Financial Officer
                                  Campbell & Company, Inc.
                                  Managing Owner
                                  Campbell Alternative Asset Trust

                                  Prepared without audit


Dear Investor,

Positive performance and a rising Stock Market...

We are pleased to report a strong finish to a remarkable year in which the simultaneous fall in the US dollar and the rise in US equity prices surprised many traders and analysts. In times such as these we appreciate the value of a disciplined, systematic investment methodology which can be consistently applied irrespective of conventional wisdom or currently-breaking news.

A substantial portion of our first quarter gains were generated from the market response to concerns about the impending war with Iraq, but an initial calming in the second quarter ended with one of the most dramatic drops in the prices of US Treasuries in 20 years, wiping out almost all of our gains in the interest rates sector. In the second half of 2003, profits were derived primarily from short positions in the US dollar and long positions in global equity indices. These positions were also responsible for most of the gains for the full year.

We cannot predict what the big story of 2004 will be, whether it is higher interest rates, a new bull market in equities, or continuing geopolitical and economic uncertainty. Perhaps it will be none of the above, but whatever it is, we do look forward to the challenges and opportunities that the New Year will bring.

We wish you good health and prosperity in 2004, and thank you for the opportunity to serve your investment needs.

Sincerely,

Bruce Cleland
President & CEO